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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MASCO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 7, 2006
Dear Stockholders:
      You are cordially invited to attend Masco Corporation’s Annual Meeting of Stockholders on Tuesday, May 9, 2006 at 10:00 A.M. at our corporate headquarters in Taylor, Michigan. The following pages contain information regarding the meeting schedule and the matters proposed for your consideration and vote. At our meeting, we also expect to provide a review of our Company’s operations and respond to your questions.
      Please vote on the matters presented in the accompanying Notice and Proxy Statement. Your vote is important, regardless of whether or not you are able to attend the Annual Meeting. Voting instructions can be found on the Proxy Card. Please review the enclosed proxy materials carefully and send in your vote today.
      On behalf of our entire Board of Directors, we thank you for your continued support of Masco Corporation and look forward to seeing you on May 9.

Sincerely,

Richard A. Manoogian
Chairman of the Board and
Chief Executive Officer

MASCO CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	May 9, 2006
Time:	10:00 A.M.
Place:	Masco Corporation
21001 Van Born Road
Taylor, Michigan 48180
      The purposes of the Annual Meeting are:

1. To elect three Class III Directors;

2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for Masco for the year 2006; and

3. To transact such other business as may properly come before the meeting.
      Stockholders of record at the close of business on March 15, 2006 are entitled to vote at the meeting or any adjournment thereof. Whether or not you plan to attend the meeting, you can be sure that your shares are represented at the meeting by promptly voting your Proxy by telephone, by internet, or by completing, signing, dating and returning your Proxy Card in the enclosed postage prepaid envelope. Instructions for each of these methods are provided on the Proxy Card. You may withdraw your proxy before it is voted if you do so in the manner specified in the Proxy Statement.

By Order of the Board of Directors

Eugene A. Gargaro, Jr.
Secretary
April 7, 2006

General Information	1
Election of Directors	2
Corporate Governance
Board of Directors and Committees of the Board	4
Compensation of Directors	6
Security Ownership of Management and Certain Beneficial Owners	8
Audit Committee Report	10
Organization and Compensation Committee Report On Executive Compensation
Introduction	11
Cash Compensation	12
Stock-Based Compensation	13
Other Compensation Considerations	15
Conclusion	16
Compensation of Executive Officers
Summary Compensation Table	17
Option Grant Table	18
Year-End Option Value Table	18
Pension Plans	19
Performance Graph	21
Organization and Compensation Committee Interlocks and Insider Participation	21
Certain Relationships and Related Transactions
Metaldyne Corporation	21
Other Related Party Transactions	22
Ratification of Selection of Independent Auditors	23
PricewaterhouseCoopers LLP Fees	23
Principal Accountant Fees and Services	23
Audit Committee Pre-Approval Policies and Procedures	24
Section 16(a) Beneficial Ownership Reporting Compliance	24
2007 Annual Meeting of Stockholders	24
Delivery of Proxy Materials and Annual Reports	25
Other Matters	25
Appendix A
Masco Corporation Director Independence Standards	A-1

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS OF
MASCO CORPORATION
May 9, 2006
GENERAL INFORMATION
      The Board of Directors of Masco Corporation is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of Masco Corporation to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 9, 2006 at 10:00 A.M., and at any adjournment. This Proxy Statement and the enclosed Proxy are being mailed or given to stockholders on or about April 7, 2006.
      We are paying the expense of this solicitation, which will be by mail. Our executive officers and other employees of Masco may also solicit Proxies, without additional compensation, personally and by telephone and other means of communication. In addition, we have retained Morrow & Co., Inc. to assist in the solicitation of Proxies for a fee of $10,000, plus expenses. We will also reimburse brokers and other persons holding Masco Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.
      Stockholders of record at the close of business on March 15, 2006 are entitled to vote at the meeting. On that date, there were 409,546,882 shares of Masco Common Stock, $1 par value, outstanding and entitled to vote. Each share of outstanding Masco Common Stock entitles the holder to one vote. We will conduct the meeting if a majority of the outstanding shares of Masco Common Stock is represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum. A broker “non-vote” occurs when the shares that a nominee holds for a beneficial owner are represented at the meeting, but have not been voted on a proposal because the nominee has not been instructed by the beneficial owner how to vote on the proposal and does not have discretionary voting power to vote on the proposal.
      You can ensure that your shares are voted at the meeting by submitting proxy instructions by telephone, by internet, or by completing, signing, dating and returning the enclosed Proxy Card in the envelope provided. Submitting instructions by any of these methods will not affect your right to attend the meeting and vote. The telephone and internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. Specific instructions for stockholders of record (that is, stockholders who hold their shares in their own name) who wish to use the telephone or internet voting procedures are included with the enclosed Proxy Card. You may revoke your Proxy at any time before it is exercised by voting in person at the meeting, by delivering a subsequent Proxy, or by notifying us in writing of such revocation (Attention: Eugene A. Gargaro, Jr., Secretary, at 21001 Van Born Road, Taylor, Michigan 48180).

ELECTION OF DIRECTORS
      The Board of Directors is divided into three classes. The term of office of the Class III Directors, consisting of Thomas G. Denomme, Richard A. Manoogian and Mary Ann Van Lokeren, expires at this meeting. The Board proposes the re-election of Messrs. Denomme and Manoogian and Ms. Van Lokeren to the Board of Directors as Class III Directors.
      The terms of office of Class I, Class II and Class III Directors expire at the Annual Meeting of Stockholders in 2007, 2008 and 2009, respectively, or when their respective successors are elected and qualified. The Board of Directors expects that the persons named as proxies on the Proxy Card will vote the shares represented by each Proxy for the election of the above nominees as Directors unless a contrary direction is given. If prior to the meeting a nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors. Directors are elected by a plurality of the votes cast. Proxies cannot be voted for a greater number of persons than the number of nominees named. Abstentions and broker non-votes, if any, will not be treated as votes cast, and therefore will not affect the election.
      In 2004, we stated that Mr. Dow, a Class I Director, intended to serve only until the first Annual Meeting following attainment of age 72. At the request of the Board, Mr. Dow has agreed to remain on the Board until his term expires in 2007 in order to assist in a transition of his responsibilities as Chairman of the Organization and Compensation Committee.
      Information concerning the nominees and continuing directors is set forth below.

Name, Principal Occupation	Age, Business Experience,
and Period of Service as a Director	Directorships and Other Information

Class III (Nominees for Term to expire at the Annual Meeting in 2009)

Thomas G. Denomme Retired Vice Chairman and Chief Administrative Officer of Chrysler Corporation. Director since 1998.	Mr. Denomme, 66, served as Vice Chairman and Chief Administrative Officer of Chrysler Corporation from 1994 until he retired in December 1997 and as a director of Chrysler Corporation from 1993 through 1997. He joined Chrysler Corporation in 1980 and was elected Vice President — Corporate Strategic Planning in 1981, Executive Vice President — Corporate Staff Group in 1991, and Executive Vice President and Chief Administrative Officer in 1993. Previously, he held a number of positions at Ford Motor Company, including Director, Marketing Policy and Strategy Office and Director, Sales Operations Planning.

Richard A. Manoogian Chairman of the Board and Chief Executive Officer of the Company. Director since 1964.	Mr. Manoogian, 69, joined the Company in 1958, was elected Vice President and a Director in 1964 and President in 1968 and has served as Chairman and Chief Executive Officer since 1985. He is a director of Ford Motor Company and JPMorgan Chase & Co.

Mary Ann Van Lokeren Chairman and Chief Executive Officer of Krey Distributing Company, a beverage distribution firm. Director since 1997.	Ms. Van Lokeren, 58, joined Krey Distributing Company as Secretary in 1978 and has served Krey Distributing Company in her present positions since 1987. She also serves as a director of Commerce Bancshares, Inc. and The Laclede Group, Inc.
Class I (Term to expire at the Annual Meeting in 2007)

Dennis W. Archer Chairman, Dickinson Wright PLLC, a Detroit, Michigan-based law firm. Director since 2004.	Mr. Archer, 64, has served as the Chairman of Dickinson Wright PLLC since 2002. Mr. Archer was President of the American Bar Association from 2003 through 2004 and served two terms as Mayor of the City of Detroit, Michigan from 1994 through 2001. He was appointed as an Associate Justice of the Michigan Supreme Court in 1985 and in 1986 was elected to an 8-year term. Mr. Archer is a director of Compuware Corporation and Johnson Controls, Inc.

Name, Principal Occupation	Age, Business Experience,
and Period of Service as a Director	Directorships and Other Information

Peter A. Dow Private investor; Retired Vice Chairman, Chief Operating Officer and Chairman of the Executive Committee of Campbell-Ewald, an advertising and marketing communications company. Director since 2001.
Mr. Dow, 72, initially joined Campbell-Ewald Company in 1958 and returned in 1979 to serve as Executive Vice President and Director of General Accounts. In 1982 he became President, Chief Operating Officer and Chairman of the Executive Committee, and then served as Vice Chairman from 1993 until his retirement in 1995. He was named Director of Advertising for the Chrysler-Plymouth Division of Chrysler Corporation in 1968. Subsequently, he became responsible for advertising and merchandising for Chrysler Corporation and all of its divisions, and in 1978 he was named Director of Marketing for Chrysler Corporation. Mr. Dow is currently serving as a director of two privately held companies.

Anthony F. Earley, Jr. Chairman of the Board, Chief Executive Officer and President and Chief Operating Officer, DTE Energy Company, a diversified energy company. Director since 2001.	Mr. Earley, 56, has served as Chairman of the Board and Chief Executive Officer of DTE Energy Company and its subsidiary, The Detroit Edison Company, since 1998 and as President and Chief Operating Officer of both companies since 1994. From 1989 to 1994, he served as President and Chief Operating Officer of Long Island Lighting Company, an electric and gas utility in New York. Prior to 1989, Mr. Earley held several other positions with Long Island Lighting, including Executive Vice President and General Counsel. He is also a director of Comerica Incorporated and DTE Energy Company.
Class II (Term to expire at the Annual Meeting in 2008)
Verne G. Istock Retired Chairman/ President of Bank One Corporation. Director since 1997.	Mr. Istock, 65, joined NBD Bank in 1963 and served as Vice Chairman and director of NBD Bank and its parent, NBD Bancorp, from 1985 until he was named Chairman and Chief Executive Officer in 1994. Upon the merger of NBD and First Chicago Corporation in December 1995, he was named President and Chief Executive Officer of First Chicago NBD Corporation and was elected Chairman in May 1996. Upon the merger of First Chicago NBD Corporation and Bank One Corporation in October 1998, he was named Chairman of the Board of Bank One Corporation, where he served in various executive positions until his retirement in September 2000. Mr. Istock is the Non-Executive Chairman of the Board of Kelly Services, Inc. and a director of Rockwell Automation, Inc.
David L. Johnston President and Vice Chancellor of the University of Waterloo, Ontario, Canada. Director since 2003.	Professor Johnston, 64, has served as President and Vice Chancellor of the University of Waterloo since July, 1999. Previously, he was Principal and Vice Chancellor of McGill University from 1979 through 1994, at which time he returned to teaching on McGill University’s Faculty of Law. Professor Johnston began his professional career in 1966 as an Assistant Professor in the Faculty of Law at Queen’s University, following which, in 1968, he moved to the Law Faculty of the University of Toronto. In 1974, he was named Dean of the Faculty of Law at the University of Western Ontario. Professor Johnston serves as a director of Alcatel and CGI Group Inc.

Name, Principal Occupation	Age, Business Experience,
and Period of Service as a Director	Directorships and Other Information

J. Michael Losh Retired Chief Financial Officer and Executive Vice President of General Motors Corporation. Director since 2003.	Mr. Losh, 59, retired from General Motors Corporation in 2000 after 36 years of service in various capacities, most recently as Chief Financial Officer and Executive Vice President. He served as Interim Chief Financial Officer of Cardinal Health, Inc. from July 2004 until May 2005. Mr. Losh was also the Chairman of Metaldyne Corporation, a global manufacturer of highly engineered metal components for the transportation industry, from 2000 through 2002. He is currently a director of AMB Property Corporation, AON Corporation, Cardinal Health, Inc., H.B. Fuller Company, Metaldyne Corporation and TRW Automotive Holdings Corp.
CORPORATE GOVERNANCE
      The Board of Directors continues to focus on Masco’s corporate governance principles and procedures and is committed to maintaining high standards of ethical business conduct and corporate governance for Masco. During 2005, the Board created a separate position of Corporate Ethics Officer and oversaw the expansion of our internet-based ethics and legal compliance training program for employees and the enhancement of our toll-free hotline for reporting illegal or unethical conduct to reach employees worldwide.
Board of Directors and Committees of the Board
      The Board, pursuant to the recommendation of the Corporate Governance and Nominating Committee, adopted categorical independence standards in 2004 to assist it in making a determination of independence for Directors. These standards are attached to this Proxy Statement as Appendix A. The Board has made an affirmative determination that all of Masco’s non-employee Directors qualify under the independence requirements of applicable law and of the New York Stock Exchange and Masco’s categorical independence standards. The independent directors are Messrs. Archer, Denomme, Dow, Earley, Istock and Losh, Professor Johnston and Ms. Van Lokeren.
      Standing committees of the Board of Directors include the Audit Committee, the Organization and Compensation Committee and the Corporate Governance and Nominating Committee. Each member of these three committees qualifies under the independence requirements of applicable law, the NYSE rules and Masco’s categorical independence standards. These committees function pursuant to written charters adopted by the Board. The full text of the charters for these three committees, as well as Masco’s Corporate Governance Guidelines and Masco’s Code of Business Ethics are posted on our website at www.masco.com and are available to you in print upon request. Amendments to or waivers of the Code of Business Ethics, if any, will be posted on our website in accordance with applicable requirements. The information on our website is not a part of this proxy statement or incorporated into any other filings we make with the Securities and Exchange Commission.
      During 2005, the Board of Directors held five meetings and each Director attended at least 75% of the Board meetings and applicable committee meetings. Directors generally attend the Annual Meeting, and all Directors attended the 2005 Annual Meeting of Stockholders.
      The non-management Directors meet in executive session without management at each regularly scheduled meeting of the Board of Directors. Mr. Verne Istock was selected by the non-management Directors to serve as the presiding Director for these executive sessions.
      Any interested party that wishes to communicate directly with the presiding Director or the non-management Directors as a group may send such communication to: Presiding Director, Masco Board of Directors, in care of Eugene A. Gargaro, Jr., Corporate Secretary, Masco Corporation, 21001 Van Born Road, Taylor, MI 48180. Stockholders may send communications to the full Board of Directors, in care of Mr. Gargaro, at the above address.

      The Audit Committee of the Board of Directors, currently consisting of Messrs. Archer, Denomme, Dow, Earley, Istock and Losh, held eight meetings during 2005. The Audit Committee assists Board oversight of the integrity of our financial statements, the effectiveness of our internal control over financial reporting, the qualifications, independence and performance of our independent public accountants, the performance of our internal audit function, and our compliance with legal and regulatory requirements, including employee compliance with our Code of Business Ethics.
      The Board has determined that each member of the Audit Committee is financially literate, and that at least three members of the Committee, Messrs. Earley, Istock and Losh, qualify as “audit committee financial experts” as defined in Item 401(h)(2) of Regulation S-K. Although Mr. Losh serves on the audit committee of more than three publicly traded companies, the Board has determined that such service does not impair his ability to serve on Masco’s Audit Committee.
      Interested parties may send complaints relating to accounting, internal accounting controls or auditing matters to the Chairman of the Masco Audit Committee, in care of Eugene A. Gargaro, Jr., Corporate Secretary, Masco Corporation, 21001 Van Born Road, Taylor, MI 48180.
      The Organization and Compensation Committee of the Board of Directors, currently consisting of Messrs. Dow and Istock, Professor Johnston and Ms. Van Lokeren, held seven meetings during 2005. The Organization and Compensation Committee determines executive compensation, evaluates Masco’s management, determines and administers awards and options granted under our stock incentive plan, and directs Masco’s succession planning process.
      The Corporate Governance and Nominating Committee of the Board of Directors, currently consisting of Messrs. Archer, Denomme, Earley and Istock, Professor Johnston and Ms. Van Lokeren, held five meetings during 2005. The Corporate Governance and Nominating Committee serves in an advisory capacity to the Board on the governance structure and conduct of the Board and has the responsibility for developing and recommending to the Board appropriate Corporate Governance Guidelines. In addition, the Committee identifies qualified individuals for nomination to the Board, recommends Directors for appointment to Board committees and evaluates current Directors for re-nomination to the Board or re-appointment to Board committees.
      The Committee periodically assesses Board composition, including whether any vacancies are expected on the Board due to retirement or otherwise. The Corporate Governance and Nominating Committee believes that Directors should possess exemplary personal and professional reputations, reflecting high ethical standards and values. The expertise and experience of Directors should provide a source of advice and guidance to Masco’s management. A Director’s judgment should demonstrate an inquisitive and independent perspective with acute intelligence and practical wisdom. Directors should be free of any significant business relationships which would result in a potential conflict in judgment between the interests of Masco and the interests of those with whom Masco does business. Each Director should be committed to serving on the Board for an extended period of time and to devoting sufficient time to carry out the Director’s duties and responsibilities in an effective manner for the benefit of our stockholders. The Committee also considers additional criteria adopted by the Board for director nominees and the independence, financial literacy and financial expertise standards required by applicable law and by the NYSE.
      The Committee uses a number of sources to identify and evaluate nominees for election to the Board, including referrals from current Directors or stockholders. These candidates are evaluated at regular or special meetings of the Committee, and all candidates, including those recommended by stockholders, are evaluated against the same criteria as described above or any others established by the Committee or the Board. Stockholders wishing to have the Committee consider a candidate should submit the candidate’s name and pertinent background information to Eugene A. Gargaro, Jr., Corporate Secretary, Masco Corporation, 21001 Van Born Road, Taylor, MI 48180. Stockholders who wish to nominate Director candidates for election to the Board should follow the procedures set forth in our charter and in applicable SEC rules regarding stockholder proposals. For a summary of these procedures, see “2007 Annual Meeting of Stockholders” below.

Compensation of Directors
      Non-employee Directors receive an annual retainer of $80,000, of which one-half is paid in cash. In order to more closely align the compensation of non-employee Directors with long-term enhancement of stockholder value, the other half of the retainer is paid by means of restricted stock granted under the 1997 Non-Employee Directors Stock Plan (the “Directors Stock Plan”).
      Grants of restricted stock vest in 20% equal annual installments over a five-year period. A new non-employee Director is given an initial grant of restricted stock valued at one-half of the Director’s total retainer for the initial five years of service on the Board (subject to adjustment for partial years). After full vesting of the grants having five years’ value, each non-employee Director thereafter receives an annual grant of restricted stock valued at one-half of the annual retainer.
      Each Director also receives $1,500 for every Board of Directors or committee meeting attended in person or by telephone. The Chairman of the Audit Committee receives an additional $15,000 per year for chairing such committee, and the Chairmen of the Organization and Compensation Committee and of the Corporate Governance and Nominating Committee each receives an additional $7,500 per year for chairing such committees.
      The Directors Stock Plan also provides for the grant to each non-employee Director on the date of each Annual Meeting of Stockholders of a non-qualified option to purchase 8,000 shares of Masco Common Stock at the then current market price. In addition, each new non-employee Director also receives a one-time stock option grant of 32,000 shares under our 2005 Long Term Stock Incentive Plan. All of these options become exercisable in equal annual installments on the first five anniversaries of the grant date. Each option has a ten-year term for exercise from the date of grant, except that options may generally be exercised for only a limited period of time upon death or, for options granted before October 27, 2005, following termination of service as a non-employee Director for any reason other than permanent and total disability or retirement on or after Masco’s normal retirement age for directors.
      The Directors Stock Plan provides that a participant is generally restricted from engaging in certain competitive activities while serving as a Director and for one year following termination of the participant’s term as a Director. In the event of a breach of this noncompete agreement, we may require the participant to pay us any net gain realized from an award of restricted stock or upon the exercise of any portion of an option, but only to the extent the gain is realized from restrictions on the award lapsing or exercises occurring, as the case may be, on or after termination or within two years prior to such termination.
      The Board has established stock ownership guidelines for non-employee Directors such that even after shares of restricted stock vest, such Directors must retain at least 50% of the shares received until the date of their termination from service as a Director. The vesting arrangements and stock retention requirement are intended to assure that non-employee Directors maintain a financial interest in Masco over an extended period of time.
      The various components of a Director’s compensation for service on our Board are set forth in the following table:
Compensation for Non-Employee Directors

Annual Retainer for Each Non-Employee Director
Cash	$40,000
Value of Restricted Stock	$40,000
Annual Stock Option Grant for Each Non-Employee Director	8,000 shares
Meeting Fees for Each Non-Employee Director	$1,500 per Board or Committee meeting attended in person or by telephone
Committee Chairman Additional Annual Compensation
Audit Committee Chairman	$15,000
Organization and Compensation Committee Chairman	$7,500
Corporate Governance and Nominating Committee Chairman	$7,500

      Non-employee Directors are also eligible to participate in our matching gifts program (which is generally available to our employees) pursuant to which we will match gifts made to eligible educational and cultural institutions up to an aggregate of $10,000 per year for each participant. In addition, to facilitate Directors’ attendance at Board and committee meetings, we may provide transportation on company aircraft. A Director’s spouse is permitted to accompany the Director on such trips if space is available. We have permitted, on an infrequent basis, a Director to use a company aircraft for personal use. Directors are also eligible to participate in our employee purchase program, which enables employees to purchase our products for their personal use at discounted prices. We consult with former Directors from time to time and have followed a practice of paying $50,000 per year to former Directors who make themselves available for consulting for two years after ending their service on the Board.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS
      Set forth below is information concerning beneficial ownership of Masco Common Stock as of March 15, 2006 by (i) each of the Directors, (ii) each of the executive officers named in the “Summary Compensation Table,” (iii) all of our Directors and executive officers as a group, and (iv) all persons who we know are the beneficial owners of five percent or more of Masco Common Stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

	Shares of	Percentage of
	Common Stock	Voting Power
	Beneficially	Beneficially
Name	Owned(1)	Owned

Dennis W. Archer	12,600	*
Alan H. Barry	839,151	*
Thomas G. Denomme	70,830	*
Peter A. Dow	74,320	*
Anthony F. Earley, Jr.	53,320	*
Daniel R. Foley	362,606	*
Verne G. Istock	101,560	*
David L. Johnston	22,000	*
John R. Leekley	875,001	*
J. Michael Losh	25,000	*
Richard A. Manoogian(2)	12,294,853	3.0%
Mary Ann Van Lokeren	98,060	*
Timothy Wadhams	366,728	*
All 16 Directors and executive officers of Masco as a group(2)	16,000,420	3.7%
Barclays Global Investors, NA(3)	22,462,055	5.3%
45 Fremont Street San Francisco, CA 94105
Massachusetts Financial Services Company(4)	29,558,377	7.0%
500 Boylston Street Boston, Ma 02116
UBS AG(5)	35,611,666	8.3%
Bahnhofstrasse 45 P.O. Box CH-8021 Zurich, Switzerland

*	Less than one percent

(1)	Includes unvested restricted stock award shares held under our stock incentive plans (3,450 shares for Mr. Archer; 243,495 shares for Mr. Barry; 2,482 shares for Mr. Denomme; 330 shares for each of Messrs. Dow and Earley; 53,891 shares for Mr. Foley; 1,272 shares for each of Mr. Istock and Ms. Van Lokeren; 2,140 shares for each of Professor Johnston and Mr. Losh; 120,022 shares for Mr. Leekley; 832,310 shares for Mr. Manoogian; 113,589 shares for Mr. Wadhams; and 1,542,072 shares for all of our Directors and executive officers as a group) and shares which may be acquired before May 15, 2006 upon exercise of stock options issued under our stock incentive plans (8,000 shares for Mr. Archer; 514,296 shares for Mr. Barry; 44,800 shares for Mr. Denomme; 46,400 shares for each of Messrs. Dow and Earley; 259,283 shares for Mr. Foley; 84,800 shares for each of Mr. Istock and Ms. Van Lokeren; 17,600 for each of Professor Johnston and Losh; 671,646 shares for Mr. Leekley; 5,669,051 shares for Mr. Manoogian; 206,759 shares for Mr. Wadhams; and 8,205,324 shares for all of our Directors and executive officers as a group). Holders have sole voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(2)	Shares owned by Mr. Manoogian and by all of our Directors and executive officers as a group include in each case an aggregate of 1,958,100 shares owned by charitable foundations for which Mr. Manoogian serves as a director (and for which another executive officer serves as a director or officer), and 13,000 shares held by trusts for which Mr. Manoogian serves as a trustee. The directors and officers of the foundations and the trustees share voting and investment power with respect to shares owned by the foundations and trusts, but Mr. Manoogian and the executive officer who serves as a director or officer for such charitable foundations each disclaim beneficial ownership of such shares.

(3)	Based on a Schedule 13G dated January 31, 2006 and filed with the SEC, at December 31, 2005, Barclays Global Investors, NA and certain of its affiliates beneficially owned and had sole dispositive power for an aggregate of 22,462,055 shares of Masco Common Stock, with sole voting power over an aggregate of 19,216,339 of such shares.

(4)	Based on a Schedule 13G dated February 10, 2006 and filed with the SEC, at December 31, 2005, Massachusetts Financial Services Company beneficially owned and had sole dispositive power for an aggregate of 29,558,377 shares of Masco Common Stock, with sole voting power over an aggregate of 28,538,867 of such shares.

(5)	Based on a Schedule 13G dated February 14, 2006 and filed with the SEC, at December 31, 2005 UBS AG, through certain of its affiliates, beneficially owned and shared voting power for an aggregate of 35,611,666 shares of Masco Common Stock, and it had sole voting power for an aggregate of 19,960,118 of such shares. UBS AG disclaims beneficial ownership of all of these shares.
      Mr. Manoogian may be deemed a controlling person of Masco by reason of his significant ownership of Masco Common Stock and his positions as a Director and an executive officer of Masco.

AUDIT COMMITTEE REPORT
      The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the integrity of the Company’s financial statements, the effectiveness of the Company’s internal control over financial reporting, the qualifications, independence and performance of the Company’s independent accountants, the performance of the Company’s internal audit function, and compliance by the Company with legal and regulatory requirements and by employees and officers with the Company’s Code of Business Ethics. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal control over financial reporting. In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2005, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls and internal control over financial reporting, as well as the selection, application and disclosure of critical accounting policies.
      The Audit Committee obtained from the Company’s independent accountants, PricewaterhouseCoopers LLP, the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants’ independence. The Audit Committee considered and determined that such accountants’ provision of non-audit services to the Company is compatible with maintaining the accountants’ independence. The Committee reviewed various matters with the accountants, who are responsible for expressing an opinion on the Company’s financial statements as of and for the year ended December 31, 2005, for expressing an opinion on the Company’s internal control over financial reporting and for attesting to management’s report on internal control over financial reporting, based on their audit. The Committee met with the accountants and discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” including their judgment as to the quality and the acceptability of the Company’s financial reporting, internal control over financial reporting and such other matters as are required to be discussed with the Committee in accordance with the standards of the Public Company Accounting Oversight Board. The Committee also met with the accountants without management present.
      Based on the above-mentioned reviews and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company’s financial statements as of and for the year ended December 31, 2005 be included in its Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee also reappointed, subject to stockholder approval, PricewaterhouseCoopers LLP as the Company’s independent accountants.

Thomas G. Denomme, Chairman
Dennis W. Archer
Peter A. Dow
Anthony F. Earley, Jr.
Verne G. Istock
J. Michael Losh

ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION
Introduction
      The Organization and Compensation Committee is responsible for overseeing the Company’s executive compensation programs in order to ensure the attraction and retention of talented senior corporate executives, to motivate their performance in the achievement of the Company’s business objectives, and to align their interests with the long-term interests of the Company’s stockholders. The Committee is committed to achieving these objectives in the context of the Company’s overall financial performance, while acknowledging and rewarding individual performance. Since a significant portion of executive compensation is equity-based, the executive’s interests are tied to the long-term performance of the Company and the creation of stockholder value.
      Compensation for executive talent is market driven. In order to successfully attract and retain the caliber of executives desired, the Committee considers competitive compensation offered for similar responsibilities by other organizations, including the compensation offered by a peer group of companies. The peer group generally reflects the Company’s revenue size and includes publicly traded companies with which the Company believes it competes for executive talent, although the Company believes it is increasingly competing with private equity and other non-public companies. The peer companies consist of traditional competitors, industrial peers, key home improvement retailers and major homebuilders. The Committee compares the Company’s total compensation, as well as each major component of compensation, with the peer group for overall competitiveness. Although the Committee reviews peer group information for guidance, it does not exclusively target executive compensation to specific compensation levels at other companies. The Company’s results, relative to the Company’s goals, the results of the peers, and other benchmarks are considered when assessing compensation levels. Also, compensation arrangements may vary in individual cases based on factors such as an individual’s responsibilities, contribution to the performance of the Company and compensation history. The Committee uses a variety of resources, including publicly available data and published compensation surveys, in order to establish compensation levels in a highly competitive environment for executive leadership. Even though management utilizes the services of outside compensation experts, the Committee has exercised its authority to retain its own advisors and, accordingly, has separately engaged Hewitt Associates, a global human resources consulting firm, to provide the Committee with independent advice on competitive compensation packages and other executive compensation matters. Hewitt Associates meets with the Committee in executive sessions without management, assists the Committee in its review of compensation by the peer group, and advises the Committee on its implementation of the Company’s compensation philosophy. In addition, Hewitt Associates has met with the full Board to discuss executive compensation issues.
      Annual compensation arrangements for executive officers generally consist of a combination of fixed base salary, performance-based cash bonus and performance-based long-term incentives utilizing Company Common Stock. The Company’s compensation strategy has increasingly linked compensation to Company performance so that compensation generally increases and decreases to the extent the Company’s performance objectives are met. The Committee believes that this strategy not only more closely aligns executive officers’ interests with the long-term interests of stockholders, but also supports the Company’s ability to attract, retain and motivate the highest quality executive management team. As a part of this strategy, a greater portion of an executive’s total compensation is variable and contingent on Company performance and the creation of long-term stockholder value. Executive officers also participate in various retirement and other benefit arrangements. The different components of compensation are discussed in more detail below.
      For 2005, the Committee continued its practice of reviewing a tally sheet that showed total compensation for the Company’s Chief Executive Officer, the four other named executive officers and other executives. Total compensation includes base salary, annual cash bonus, long-term incentive compensation (including realized and unrealized stock option gains and restricted stock grants and vestings), the cost to the Company of the foregoing and perquisites and other benefits, and the annual cost and projected payout obligations under the Company’s qualified and non-qualified retirement plans, including the Supplemental Executive Retirement Plan. The Committee also specifically considered the fact that, unlike many companies in the peer group, the Company does not provide employment or severance contracts to its executives or maintain voluntary non-qualified deferred compensation plans for them. Further, in order to avoid the potential loss to the Company resulting from the departure of executive talent, the equity compensation component is coupled with a clawback provision under which the Company may require the payment to the Company of amounts realized upon exercise of options vesting within two years prior to termination. In addition, the terms of the Company’s equity based awards restrict executives from engaging in competitive activities for one year following termination of employment and require executives to pay certain amounts to the Company if the restrictions are violated. No executive officers have agreements entitling them to salary, bonus, or new equity grants following a change in control of the Company. However, the Company’s equity compensation programs provide all participants with accelerated vesting upon a change in control. The tally sheet used by the Committee to review executive compensation includes the Company’s obligation to the executives under those and other programs in the event of a change in control. As the Committee determines the various components of the Chief Executive Officer’s and other named executive officers’ compensation, it also takes into consideration total compensation (as defined above).
      The following table reflects certain of the information contained in the tally sheet reviewed by the Committee at its meeting in February 2006, at which time the Committee determined cash bonuses and awards of restricted stock for the named executive officers for 2005.

						Benefits and All
	Annual		Restricted Stock	Stock		Other
Name	Salary	Cash Bonus	Award(1)	Option(2)	Perquisites(3)	Compensation(4)	Total

Richard A. Manoogian	$1,500,000	$1,425,000	$1,426,000	$5,179,200	$135,900	$524,000	$10,190,100
Alan H. Barry	$967,000	$749,000	$750,000	$2,481,700	$88,120	$534,000	$5,569,820
John R. Leekley	$722,000	$350,000	$350,000	$917,150	$15,570	$267,000	$2,621,720
Timothy Wadhams	$649,000	$323,000	$323,000	$917,150	-0-	$180,000	$2,392,150
Daniel R. Foley	$407,000	$207,000	$199,000	$517,920	$3,450	$328,000	$1,662,370

(1)	The Restricted Stock Award column sets forth the dollar value, as of the date of grant, of long-term incentive restricted stock awards granted for 2005. As discussed below, these awards vest in annual installments over a period of years. The column does not include dividends paid in 2005 on unvested shares of restricted stock granted in prior years based on Company performance in prior years ($688,000 for Mr. Manoogian; $183,000 for Mr. Barry; $99,000 for Mr. Leekley; $90,000 for Mr. Wadhams; and $44,000 for Mr. Foley).

(2)	The Black-Scholes option pricing model was used to estimate the grant date present value of the options set forth in this table, which were granted in 2005. See the Option Grant Table under “Compensation of Executive Officers.” Actual gains, if any, on stock option exercises will depend on overall market conditions and the future performance of Masco and its Common Stock. The named executive officers have no assurance that the amounts reflected in this table will be realized.

(3)	The amounts shown include the incremental cost to the Company for personal use of Masco aircraft, estate and financial planning services, annual executive health examinations under the program described below, dues for clubs used for business purposes, vehicle insurance, and transportation.

(4)	This column sets forth the Company’s contributions and accruals under its health, disability and life insurance benefits and its qualified and non-qualified retirement plans and its contributions to social security and other statutory benefits.
Cash Compensation
      Annual cash compensation consists of salary and bonus. Prior to 2003, base salaries for executive officers historically had been adjusted annually if warranted by economic conditions and by Company and individual performance. Base salaries for executive officers were generally frozen for 2003 and 2004 (except in the case of promotions or where salaries were below the market competitive level), as part of the strategy of increasing variable performance-based compensation opportunities as a percentage of total compensation. Other than the

Chief Executive Officer, whose salary remained the same at his request, in 2005 executive officers generally received a modest increase in salary.
      Cash bonuses are determined under the Company’s annual incentive compensation plan. Bonuses are directly tied to Company performance by linking executive officers’ annual cash bonus opportunity to earnings per share targets. The Committee believes that placing more bonus compensation at risk further aligns compensation with stockholders’ interests. Potential payouts generally range from 0% to 100% of the executive officer’s base salary based on a graduated schedule established by the Committee. Under this schedule, the bonus opportunity increases or decreases as a percentage of salary as earnings per share change. The maximum potential payouts under the schedule for the Company’s Chief Executive Officer and for the President are 200% and 160%, respectively, of base salary. Based on the Company’s performance, for 2005 the executive officers, including Mr. Manoogian, received cash bonuses generally approximating 48% of the maximum bonus opportunity, which was substantially lower than the prior year when executives received the maximum amount. In order to receive the maximum bonuses for 2006, the Company’s performance must significantly exceed its performance for 2005.
Stock-Based Compensation
      Company Common Stock is a major part of long-term compensation for key employees because of its inherent alignment with the interests of stockholders. Over 2,000 of the Company’s employees participate in the Company’s long-term incentive restricted stock award and stock option programs. The Committee’s long-term philosophy is reflected in the fact that full realization of the value of stock incentives is generally subject to long-term vesting schedules. The two principal components of the Company’s stock-based compensation are annual grants of restricted stock and non-qualified stock options.
      Restricted stock awards and stock options have been granted under the Masco Corporation 2005 Long Term Stock Incentive Plan (the “2005 Plan”) and its predecessor the 1991 Long Term Stock Incentive Plan. (Collectively, these two plans are referred to as the “Long Term Incentive Plan.”) These grants focus the participants on long-term enhancement in stockholder value and also have the objective of retaining key employees. The Committee believes that the level of restricted stock awards and stock option grants should be sufficient in size and potential value to provide further alignment of the recipient’s and stockholders’ interests, and to reinforce the individual’s commitment to the Company.
      Restricted stock awards granted under the Long Term Incentive Plan generally vest in ten percent annual installments over a period of ten years from the date of grant. Awards held by participants age 66 or older vest in not more than five annual installments, except that at Mr. Manoogian’s request, awards he held at the time this feature was implemented continue to vest on their original longer-term schedule. In general, vesting is contingent on continued employment with the Company. The Long Term Incentive Plan provides, however, that shares continue to vest upon retirement on or after normal retirement age, and that all shares vest immediately upon death, permanent and total disability or the occurrence of certain events constituting a change in control of the Company. It is the Company’s current practice to require any employee who receives a restricted stock award to observe a noncompetition covenant for a one-year period following termination of employment. In addition, if at any time after termination of employment a participant engages in activity detrimental to the Company, any unvested awards may be forfeited.
      The Company has historically purchased shares of Company Common Stock in the open market sufficient to provide for all restricted stock awards to avoid any common share dilution resulting from these awards. The Company believes that the extended vesting of stock awards with the opportunity for substantial stock price appreciation promotes retention, and also spreads compensation expense over a longer term, which generally has resulted in a significant reduction in the Company’s after-tax cost of this stock-related compensation.
      The Company’s annual restricted stock award program for key employees (including executive officers) links the value of stock grants to Company performance. This program has also been incorporated into the

2005 Plan. A graduated grant schedule is approved annually based on earnings per share similar to the methodology used for annual cash bonuses. The Committee also considers improvement in return on invested capital as a factor in determining the size of annual grants of restricted stock. Under the schedule, the Committee has established the annual stock award opportunity level for executive officers at up to approximately 200% of base salary. The maximum percentage for the Chief Executive Officer and the President are 200% and 160%, respectively, and for other executive officers the potential payout is normally 100%. The Committee believes that this opportunity level is competitive with the opportunity level for key executives in the Company’s peer group. After the Committee determines the level of the annual stock grants attained based on the year’s earnings per share performance, the Committee then evaluates improvement in return on invested capital and may reduce the level of grants that are awarded. As a result of the Company’s performance in 2005, the named executive officers, including Mr. Manoogian, received awards of restricted stock valued at approximately 48% of the maximum award opportunity. In order to receive the maximum grants for 2006, the Company’s performance must significantly exceed its performance for 2005.
      As part of the Company’s annual restricted stock award program for key employees, the Chief Executive Officer can recommend additional restricted stock awards for executive officers, if warranted by outstanding individual performance. The total value of all such awards cannot exceed 20% of the combined annual salaries of the executive officers, excluding the Chief Executive Officer and the President who are not eligible to receive such additional awards. Although awards have been made in prior years, in light of the Company’s earnings performance, none of the named executive officers received such an award for 2005.
      Stock options also reflect the Committee’s focus on long-term, equity-based compensation that is aligned with the interests of stockholders. In 2003, the Committee approved guidelines for granting stock options (including grants to executive officers) under which annual option grants are made utilizing a multiple of base salary. In accordance with these guidelines, in May 2005 the Committee granted options to approximately 600 key employees (including all executive officers and Mr. Manoogian) as part of the Committee’s strategy to utilize options as an important component of the Company’s long-term compensation for key employees. The annual number of options granted has averaged approximately 1% of shares outstanding over the past five years, which is less than the average number of options granted by companies in the peer group and the Standard & Poor’s 500 Index. During this same period, the Company’s options outstanding as a percentage of total shares outstanding has also been less than the comparable percentage for companies in the peer group and the Standard & Poor’s 500 Index.
      Options are granted at fair market value on the date of grant, and therefore option holders only benefit from subsequent stock price appreciation. Beginning with options granted in February 2000, the Company changed the option terms to shorten the option vesting period so that subsequent option grants become exercisable in 20 percent installments on the first five anniversaries of the grant date. At the same time that the Company made this change, which is favorable to participants, the Company introduced into the option terms a noncompetition requirement for a one-year period following termination of employment. Also under the new option terms, upon termination of employment the recipient may be required to pay back to the Company the net gain realized upon the exercise of any installment of the option that became exercisable within two years prior to the termination, except in certain circumstances (including normal retirement, death or disability). A similar payback provision may also be triggered upon breach of the noncompetition agreement. In addition, if at any time after termination of employment a participant engages in activity detrimental to the Company, any unexercised installments of an option may be forfeited.
      The 2005 Plan does not permit the granting of restoration options, other than restoration options resulting from options granted under the prior plan. Under certain circumstances recipients of stock options granted prior to 2005 may be eligible to receive restoration options. A restoration option is granted when a participant exercises a stock option and pays the exercise price by delivering shares of Company Common Stock. The restoration option is equal to the number of shares delivered or attested to by the participant and does not increase the number of shares covered by the original stock option. The exercise price of the restoration option is 100 percent of the fair market value of Company Common Stock on the date the restoration option is granted so that the participant benefits only from subsequent increases in the Company’s stock price.

      The cost related to restricted stock awards and options is fixed at the time of grant. This expense is generally amortized for financial reporting purposes over the applicable vesting period. Because the Company’s tax deduction is based on the fair market value of the stock at the time stock awards vest or options are exercised, the after-tax cost of these programs can be favorable to the Company due to the increased tax deduction that will result from any future appreciation of Company Common Stock above the fixed cost after the time of grant.
Other Compensation Considerations
      The Company maintains qualified retirement plans for most salaried employees. The Company also maintains companion non-qualified plans in order to restore benefits for all employees whose benefits under qualified plans are otherwise limited by the Internal Revenue Code. All of the executive officers participate in these plans. In addition, the Company has established a Supplemental Executive Retirement Plan that provides supplemental retirement and certain other benefits to certain officers of the Company, including the executive officers named in the “Summary Compensation Table.” See “Compensation of Executive Officers” below.
      A limited number of perquisites are available to the Company’s senior executives, including an estate and financial planning program to assure that the participants are aware of the tax, legal and financial implications of the Company’s benefit programs. This program provides up to $10,000 per year for financial planning, with a special carry-forward allowance to cover additional costs associated with the development of an estate and financial plan. The Company has established a health examination program for key employees, including executive officers, to encourage periodic preventative diagnostic medical examinations. The Company also pays the dues for certain clubs used for business purposes, and a Company vehicle is available for business and personal use by the Chairman. The Board has requested that Mr. Manoogian and Mr. Barry use Company aircraft for both business and personal travel and, notwithstanding this request, personal usage by these officers is considered a perquisite for SEC reporting purposes. Upon approval of the Chief Executive Officer or President, other executive officers of the Company may also on occasion use Company aircraft for personal travel, if it is available. Certain other Company facilities and equipment may also be used, if available, for personal purposes provided the executive reimburses the Company for the cost allocable to such usage. Mr. Manoogian also reimburses the Company for his personal use of services provided by the Company as described below under “Certain Relationships and Related Transaction — Other Related Party Transactions.”
      In order to formalize the Board’s policy of encouraging stock ownership by executive officers and to require executive officers to remain at risk by maintaining a substantial interest in Company Common Stock, the Board has established stock ownership guidelines for executive officers. Executive officers are required to achieve the share ownership (which includes unvested restricted stock awards) necessary to meet the guidelines within three years of becoming subject to the guidelines. This table shows the approximate level of Masco Common Stock held by the executive officers on March 15, 2006, when the closing price was $31.06, compared to the stock ownership guidelines.

	Stock Ownership	Stock Ownership
Position	Guidelines	at March 15, 2006

Chief Executive Officer	5 times base salary	96 times base salary
President	4 times base salary	10 times base salary
Senior Vice Presidents	3 times base salary	8 times average base salary
All other executive officers	2 times base salary	7 times average base salary
      Section 162(m) of the Internal Revenue Code limits deductibility of annual compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to each of the other four highest paid executive officers unless this compensation qualifies as “performance-based.” The stock options and the annual long-term incentive restricted stock awards granted under the 2005 Plan, and the annual cash bonuses paid under the 2005 Plan all qualify as performance-based under Section 162(m) and are therefore fully deductible by the Company. The Committee, however, continues to believe that it is in the Company’s interest to retain flexibility in its compensation programs, and consequently in some circumstances has paid and may continue to pay compensation that exceeds the limitation of Section 162(m).
      Generally, if a participant in the Long Term Incentive Plan or the Supplemental Executive Retirement Plan incurs an excise tax under Section 4999 of the Internal Revenue Code of 1986 in connection with a payment or distribution following a change in control, the plans provide that the participant will receive additional payments to make the participant whole for such excise tax.
Conclusion
      The Organization and Compensation Committee has designed the executive compensation programs to meet its objective of attracting, retaining and motivating key executive talent. Individual performance is recognized in the context of overall Company performance, with strong emphasis on long-term incentives that align executive management’s interests with those of stockholders. The Committee believes that it has created a competitive performance-driven compensation program that motivates the executive talent to focus on attaining long-term stockholder value.

Peter A. Dow, Chairman
Verne G. Istock
David L. Johnston
Mary Ann Van Lokeren

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
     The following table summarizes the annual and long-term compensation of our Chief Executive Officer and the other four highest paid executive officers (collectively, the “named executive officers”) for 2005, 2004 and 2003.

						Long-Term
	Annual Compensation(1)					Compensation Awards

				Other Annual		Restricted	Securities
				Compensation		Stock	Underlying		All Other
Name and Principal Position	Year	Salary	Bonus(2)	(Perquisites)		Awards(5)	Options		Compensation(7)

Richard A. Manoogian	2005	$1,500,000	$1,425,000	$135,900	(3)	$1,426,000	480,000		$105,000
Chairman of the	2004	1,500,000	3,000,000		(4)	3,002,000	771,940	(6)	105,000
Board and Chief	2003	1,500,000	2,400,000		(4)	1,218,000	480,000		105,000
Executive Officer
Alan H. Barry	2005	$967,000	$749,000	$88,120	(3)	$750,000	230,000		$68,000
President and Chief	2004	950,000	1,520,000		(4)	1,520,000	270,030	(6)	67,000
Operating Officer	2003	815,000	1,216,000		(4)	4,248,000	530,000		57,000
John R. Leekley	2005	$722,000	$350,000	$15,570		$350,000	85,000		$51,000
Senior Vice President	2004	710,000	710,000		(4)	912,000	85,000		50,000
and General Counsel	2003	710,000	568,000		(4)	806,000	85,000		50,000
Timothy Wadhams	2005	$649,000	$323,000	-0-		$323,000	85,000		$45,000
Senior Vice President and	2004	620,000	620,000		(4)	836,000	148,959	(6)	43,000
Chief Financial Officer	2003	620,000	496,000		(4)	992,000	75,000		43,000
Daniel R. Foley	2005	$407,000	$207,000	$3,450		$199,000	48,000		$28,000
Vice President —	2004	400,000	400,000		(4)	402,000	154,148	(6)	28,000
Human Resources	2003	400,000	320,000		(4)	364,000	48,000		28,000

(1)	Salary information is disclosed in the table on a calendar year basis. Annual salary increases, when granted, are normally effective in July. Regular annual salary levels were frozen for 2003 and 2004. Mr. Barry’s salary increase reflects his promotion to President and Chief Operating Officer in 2003.

(2)	In this column the annual bonus corresponds to the performance year that is used to determine the amount of the bonus, regardless of the year in which it was paid. Since the annual cash bonus program for executive officers has been linked to earnings per share targets, Masco’s performance in 2005 resulted in executive officers receiving smaller bonuses as compared to prior years and Masco’s performance in 2004 resulted in bonuses being earned for that year that were larger than the bonuses earned in 2003. See the “Organization and Compensation Committee Report on Executive Compensation” for information concerning the salary freeze for executive officers and additional detail regarding cash bonuses.

(3)	The Board of Directors requires Messrs. Manoogian and Barry to use Masco aircraft for both business and personal travel, notwithstanding that personal usage is deemed to be a perquisite for SEC reporting purposes. The only perquisite that accounted for more than 25% of the total perquisites for any of the named executive officers whose aggregate perquisites exceeded $50,000 (the SEC reporting threshold) was personal use of Masco aircraft ($117,190 for Mr. Manoogian and $75,360 for Mr. Barry).

(4)	The aggregate dollar amount of any perquisites and personal benefits for 2003 and 2004 was below $50,000, the SEC reporting threshold.

(5)	The Restricted Stock Award column sets forth the dollar value, as of the date of grant, of long-term incentive restricted stock awards. Although the full grant date value of these awards is shown in the table, the named executive officers only realize the value of the long-term incentive restricted stock awards over an extended period of time because scheduled vesting of awards generally occurs pro rata over ten years from the date of grant (but generally not later than the year in which the executive is age 71) and with vesting generally contingent on a continuing employment relationship with or normal retirement from Masco. Regardless of the year in which such awards are granted, these long-term incentive restricted stock awards are reported to correspond to the performance year that is used to determine the amount of such awards. The following awards to the named executive officers were granted as part of our annual long-term incentive compensation program based on Masco’s performance in 2005 and are reflected in 2005 data in the above table (see “Organization and Compensation Committee Report on Executive Compensation”): Mr. Manoogian — 48,100 shares; Mr. Barry — 25,300 shares; Mr. Leekley — 11,800 shares; Mr. Wadhams — 10,900 shares; and Mr. Foley — 6,700 shares. Long-term incentive restricted stock award data for 2003 for certain executive officers does not correspond to data reported in our 2004 proxy statement due to subsequent grants made to such officers for superior performance in 2003. As of December 31, 2005, the aggregate numbers and market values of unvested restricted shares of Masco Common Stock held by each of the named executive officers were: Mr. Manoogian — 839,902 shares valued at $25,356,640; Mr. Barry — 232,258 shares valued at $7,011,870; Mr. Leekley — 125,750 shares valued at $3,796,390; Mr. Wadhams — 117,595 shares valued at $3,550,190; and Mr. Foley — 55,724 shares valued at $1,682,310. Recipients of restricted stock awards receive quarterly dividends (currently $.22 per share) on unvested shares.

(6)	Includes restoration options granted upon the exercise of previously held stock options. As described in more detail under “Organization and Compensation Committee Report on Executive Compensation,” a restoration option does not increase the number of shares covered by the original option or extend the term of the original option.

(7)	This column sets forth Masco’s contributions and allocations under our defined contribution retirement plans for the accounts of the named executive officers.

Option Grant Table
      The following table sets forth information concerning options granted to the named executive officers in 2005. As permitted by SEC regulations, the Black-Scholes option pricing model was used to estimate the grant date value of the options set forth in this table. Actual gains, if any, on stock option exercises will depend on overall market conditions and the future performance of Masco and its Common Stock. The named executive officers have no assurance that the amounts reflected in this table will be realized.

	Individual Grants(1)

	Number of	% of Total
	Securities	Options
	Underlying	Granted to
	Options	Employees	Exercise	Expiration	Grant Date
Name	Granted	in 2005	Price	Date	Value(2)

Richard A. Manoogian	480,000	11.0	$30.75	5/9/15	$5,179,200
Alan H. Barry	230,000	5.3	$30.75	5/9/15	$2,481,700
John R. Leekley	85,000	2.0	$30.75	5/9/15	$917,150
Timothy Wadhams	85,000	2.0	$30.75	5/9/15	$917,150
Daniel R. Foley	48,000	1.1	$30.75	5/9/15	$517,920

(1)	For a description of additional terms of these options, see “Organization and Compensation Committee Report on Executive Compensation.”

(2)	The following assumptions were made in calculating the grant date value of these options: volatility of 37%, dividend yield of 2.34%, risk free rate of return of 4.07% based on a U.S. Treasury Strip with a maturity date equal to the expected term of the options and an expected option life of 7 years.
Year-End Option Value Table
      No options were exercised in 2005 by any named executive officer. The following table sets forth information concerning the value at December 31, 2005 of unexercised options held by such individuals. At December 31, 2005 the closing price of Masco Common Stock was $30.19 per share, the value of unexercised options reflects an increase in market value of Masco Common Stock from the grant dates (May 22, 1996 to May 9, 2005, with grant date market prices ranging from $16.00 to $36.48). The value actually realized upon future option exercises by the named executive officers will depend on the value of Masco Common Stock at the time of exercise.
December 31, 2005 Option Values

	Number of Securities		Value of Unexercised
	Underlying Options at		In-the-Money Options at
	December 31, 2005		December 31, 2005

Name	Unexercisable	Exercisable	Unexercisable	Exercisable

Richard A. Manoogian	1,624,000	5,573,051	$4,845,360	$28,113,790
Alan H. Barry	754,800	408,296	$1,944,110	$1,650,220
John R. Leekley	237,200	654,646	$505,020	$6,163,680
Timothy Wadhams	272,800	153,759	$812,080	$696,760
Daniel R. Foley	134,000	249,683	$285,740	$1,209,150

Pension Plans
      The executive officers participate in pension plans maintained by us for certain of our salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans.
Pension Plan Table

	Years of Service(1)

Remuneration(2)	5	10	15	20	25	30

$ 200,000	$11,290	$22,580	$33,870	$45,161	$56,451	$67,741
400,000	22,580	45,161	67,741	90,321	112,902	135,482
600,000	33,870	67,741	101,611	135,482	169,352	203,223
800,000	45,160	90,321	135,482	180,643	225,803	270,964
1,000,000	56,451	112,902	169,352	225,803	282,254	338,705
1,200,000	67,741	135,482	203,223	270,964	338,705	406,446
1,300,000	73,386	146,772	220,158	293,544	366,930	440,316
1,500,000	84,676	169,352	254,029	338,705	423,381	508,057
2,000,000	112,902	225,803	338,705	451,606	564,508	677,409

(1)	The plans provide for credit for employment with any of Masco, its subsidiaries or certain prior Masco affiliates and their subsidiaries. Vesting occurs after five full years of employment. The benefit amounts set forth in the table above are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under a prior affiliate’s plan. The table does not reflect Internal Revenue Code limitations on tax-qualified plans because one of our plans is a non-qualified plan established to restore for certain salaried employees (including the named executive officers) benefits that are otherwise limited by the Code. For each year of credited service prior to July 1, 1971 there is an additional annual benefit equal to 0.2 percent of final average earnings in excess of $9,000. Approximate years of credited service for the named executive officers participating in the plans are: Messrs. Manoogian and Leekley — 30 (the maximum credited service); Mr. Barry — 22; Mr. Wadhams — 29; and Mr. Foley — 12.

(2)	For purposes of determining benefits payable, remuneration in general is equal to the average of the highest five consecutive January 1 annual base salary rates paid by us prior to retirement.
      Under our Supplemental Executive Retirement Plan, certain officers of Masco, including the executive officers named in the “Summary Compensation Table,” will receive retirement benefits in addition to those provided under our other retirement plans. Each participant is to receive annually upon retirement on or after age 65, an amount which, when combined with benefits from our other retirement plans (and, for most participants, any retirement benefits payable by reason of employment by prior employers) equals up to 60% of the average of the participant’s highest three years’ cash compensation received from us (base salary and regular year-end cash bonus, not in excess of 60% of that year’s bonus opportunity). Generally, participants who terminate employment with Masco with more than five years’ service before age 65 become entitled to receive a benefit adjusted by an age-and-service vesting schedule that provides for no more than 50% vesting upon attainment of age 50 and 100% vesting no earlier than age 60. Such vested benefit is not payable until age 65 and is subject to offset for amounts earned from prior or future employers. Each of the named executive officers will be fully vested at age 65. A disability benefit is payable to a participant who has been employed at least two years and becomes disabled. A surviving spouse will receive reduced benefits upon the participant’s death, including a death while in service. A participant and his or her surviving spouse may also receive supplemental medical benefits, and a prior employer’s medical benefits have been guaranteed for one of the named executive officers. The plan is unfunded, except that accelerated payment on a present value basis grossed-up for excise taxes resulting from such payment is mandatory following a change in control of Masco.
      The following table shows the estimated annual retirement benefits (accrued as of January 1, 2006) payable upon retirement on or after age 65 to the named executive officers under our regular retirement programs and under the Supplemental Executive Retirement Plan described above. Upon retirement participants have various payment alternatives under each plan. The table does not include payments attributable to personal contributions by the executive or statutory benefits.

	Annual Benefit	Annual Benefit Under
	Under Regular	Supplemental	Total Annual
	Retirement	Executive Retirement	Retirement
	Programs	Plan	Benefit

Richard A. Manoogian	$785,500	$1,194,000	$1,979,500
Alan H. Barry	$265,560	$835,000	$1,100,560
John R. Leekley	$278,400	$381,600	$660,000
Timothy Wadhams	$212,900	$276,000	$488,900
Daniel R. Foley	$68,800	$294,000	$362,800

PERFORMANCE GRAPH
      Set forth below is a line graph comparing the cumulative total stockholder return on Masco Common Stock with the cumulative total return of (i) the Standard & Poor’s 500 Composite Stock Price Index (“S&P 500 Index”), (ii) the Standard & Poor’s Industrials Index (“S&P Industrials Index”), and (iii) the Standard & Poor’s Consumer Durables & Apparel Index (“S&P Consumer Durables Index”), for the period from January 1, 2000 through December 31, 2005, when the closing price of Masco Common Stock was $30.19 per share (on March 15, 2006 the closing price was $31.06 per share). The graph assumes investments of $100 on December 31, 2000 in Masco Common Stock and in each of these three indices and the reinvestment of dividends.
      The table below sets forth the value, as of December 31 of each of the years indicated, of a $100 investment made on December 31, 2000 in each of Masco Common Stock, the S&P 500 Index, the S&P Industrials Index and the S&P Consumer Durables Index, and the reinvestment of dividends.

	2000	2001	2002	2003	2004	2005

Masco Corporation	$100.00	$97.42	$85.87	$114.18	$154.92	$131.34

S&P 500 Index	$100.00	$88.15	$68.79	$88.29	$97.77	$102.50

S&P Industrials Index	$100.00	$94.25	$69.55	$91.67	$108.00	$110.43

S&P Consumer Durables Index	$100.00	$114.16	$113.77	$141.82	$175.25	$178.47

ORGANIZATION AND COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
      The Organization and Compensation Committee of the Board of Directors currently consists of Peter A. Dow, Verne G. Istock, David L. Johnston and Mary Ann Van Lokeren. None of these individuals is or was a current or former officer or employee of Masco or any of its subsidiaries. During 2005, no executive officer of Masco served as a director or as a member of a compensation committee of any company of which any of the members of Masco’s Organization and Compensation Committee are executive officers.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Metaldyne Corporation
      In November 2000, we reduced our common equity ownership in Metaldyne Corporation (formerly MascoTech, Inc.) through a recapitalization merger with an affiliate of Heartland Industrial Partners, L.P.

We currently hold approximately 6% of the common equity of Metaldyne. We have also invested approximately $47 million in the Heartland Industrial Partners, L.P. private equity fund, which represents less than 5% of the fund. Masco, Richard Manoogian (who owns approximately 2% of Metaldyne common stock), a charitable foundation for which Mr. Manoogian serves as a director and officer (which owns approximately 1.6% of such stock), and certain other stockholders (including Heartland Industrial Partners) who in the aggregate own over 90% of Metaldyne common stock, are parties to a Shareholders Agreement regarding their ownership of such stock. The Shareholders Agreement governs the election of directors, the transferability of stock, access to information and registration rights, among other things.
      We also hold 361,001 shares of preferred stock of Metaldyne that accrued dividends during 2005 at the rate of 15% per annum, totaling approximately $9.6 million. These preferred shares had a book value of approximately $68.2 million at December 31, 2005, and they have a liquidation value of $100 per share plus accrued and unpaid dividends. Shareholders of Metaldyne at the time of the recapitalization in 2000 received a right to a portion of the proceeds upon the sale of Metaldyne’s investment in Saturn Electronics & Engineering Inc., which resulted in our receiving an aggregate one-time payment of approximately $391,200 in 2005.
      Under a 1984 Assumption and Indemnification Agreement, Metaldyne assumed and agreed to indemnify us against all of the liabilities and obligations of the businesses then transferred to Metaldyne by us, including claims resulting from circumstances that existed prior to the transfer, but excluding specified liabilities. We agreed to indemnify a subsidiary of Metaldyne against certain liabilities of businesses acquired by that subsidiary from us in 1990.
Other Related Party Transactions
      During the third quarter of 2000, approximately 300 of our key employees, including executive officers, purchased 8.4 million shares of Masco Common Stock from us for cash totaling $156 million under an Executive Stock Purchase Program, which terminated in July 2005 without any loss to us. The key employees were given the opportunity to purchase a number of shares determined by a formula based upon each employee’s salary level and other factors. The stock was purchased at $18.50 per share, the approximate market price of Masco Common Stock at the time of purchase. Participants in the Program financed their entire purchase with five-year, full recourse personal loans at an interest rate of 9.2%, the market rate at that time, from a bank syndicate. Each participant was fully responsible at all times for repaying the bank loan when it became due and was personally responsible for 100 percent of any loss in the market value of the purchased stock. Masco guaranteed repayment of the loans only in the event of a default by the participant. As a further inducement for continued employment beyond the end of this five-year Program, each participant received, as part of the Program, a restricted stock grant vesting over a ten-year period. Pursuant to the terms of the Program, all participants are subject to a one-year post-employment noncompetition agreement with Masco’s businesses that employ them. In addition to other members of the executive management team, the following is a list of the executive officers who participated in the Program, together with the amounts of their investments and the number of shares purchased: Alan Barry — $3 million (162,162); Daniel Foley — $1.5 million (81,081 shares); Eugene Gargaro, Jr. — $2.7 million (145,945 shares); John Leekley — $4.7 million (254,054 shares); Richard Manoogian — $26 million (1,405,405 shares); and John Sznewajs — $200,000 (10,810 shares).
      For 2005, Mr. Manoogian personally reimbursed the Company an aggregate of $357,000 in cash for the value of various financial, accounting and tax services and administrative assistance provided to him by the Company and for the use of Company assets. Two charitable foundations established by Mr. Manoogian and by his father Mr. Alex Manoogian, who founded the Company, also separately reimbursed the Company an aggregate of $123,000 for accounting and administrative services provided by the Company during 2005. These foundations also respond to charitable requests similar to those requested of the Masco Corporation Foundation. Mr. Manoogian has continued to lend a significant number of his personal artworks to the Company at its headquarters, but this arrangement is at no charge to the Company and with no reimbursement to Mr. Manoogian for insurance, restoration and the other costs he personally incurs with respect to the artworks on loan.

      From time to time we have employed individuals who are related or become related to other employees, officers or Directors. We currently employ a son-in-law of Mr. Barry and a son-in-law of Mr. Foley who each received cash compensation for 2005 in excess of $60,000. None of our Directors, including our Chairman, are related to any of our current employees.
RATIFICATION OF SELECTION OF
INDEPENDENT AUDITORS
      The Audit Committee has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our financial statements for the year 2006, and believes it appropriate to submit its selection for ratification by stockholders.
      PricewaterhouseCoopers LLP has acted as our independent registered public accounting firm for over 44 years. It has performed services of an accounting and auditing nature and, from time to time, has provided other consulting services for us. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have the opportunity to make a statement and are expected to be available to respond to appropriate questions. If the selection is not ratified, the Audit Committee will consider selecting another independent registered public accounting firm as our independent auditors.
      The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of auditors.
      The Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for Masco for the year 2006.
PRICEWATERHOUSECOOPERS LLP FEES
Principal Accountant Fees and Services
      Aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2005 and 2004, were (in millions):

	2005	2004

Audit Fees	$19.2	$23.3
Audit-Related Fees	1.3	0.5
Tax Fees	1.7	1.9
All Other Fees	*	*

Total	$22.2	$25.7

*	Aggregate amount was less than $50,000
      The Audit Fees for the years ended December 31, 2005 and 2004 were for professional services rendered for the audits of the our consolidated financial statements, statutory audits, attestation of controls, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.
      The Audit-Related Fees for services rendered during the years ended December 31, 2005 and 2004 were for professional services rendered for employee benefit plan audits, due diligence related to acquisitions and divestitures, audits not required by law, and consultations concerning the assessment of internal accounting controls.
      Tax Fees for services rendered during the years ended December 31, 2005 and 2004 were for services related to tax return preparation, tax planning, and tax advice related to divestitures.

      All Other Fees for services rendered during the years ended December 31, 2005 and 2004 were for miscellaneous services rendered.
Audit Committee Pre-Approval Policies and Procedures
      The Audit Committee established a policy effective May 5, 2003 requiring its annual review and pre-approval of all audit services and permitted non-audit services to be performed by our independent registered public accounting firm PricewaterhouseCoopers LLP. The Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by PricewaterhouseCoopers LLP that are not encompassed by the Audit Committee’s annual pre-approval and not prohibited by law. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve, on a case-by-case basis, services outside or in excess of the Audit Committee’s pre-approval and not prohibited by law, provided that the Chairman shall report any decisions to pre-approve such services to the Audit Committee at its next regular meeting. All of the services referred to above in the table for 2005 were pre-approved by the Audit Committee and none of the services approved by the Audit Committee during 2005 were under the de minimus exception to pre-approval contained in the applicable rules of the SEC.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors, and persons who own more than ten percent of our Common Stock, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange and to furnish us copies of these ownership reports.
      Based solely on our review of copies of such ownership reports that we received, or written representations from certain reporting persons that no Form 5 ownership reports were required for those persons, we believe that our Directors, officers and greater than ten percent beneficial owners met all applicable filing requirements during the last fiscal year.
2007 ANNUAL MEETING OF STOCKHOLDERS
      Stockholders who intend to present a proposal for inclusion in Masco’s proxy statement and proxy relating to the 2007 Annual Meeting of Stockholders must provide written notice of such intent to our Corporate Secretary at the address stated in the Notice of Annual Meeting of Stockholders on or before December 8, 2006.
      If a stockholder intends to bring a matter before next year’s meeting, other than by timely submitting a proposal to be included in the proxy statement, we must receive timely notice in accordance with our bylaws. The bylaws provide that, to be timely, our Corporate Secretary must receive notice at 21001 Van Born Road, Taylor, Michigan 48180 no earlier than January 9, 2007 and no later than February 8, 2007. For each matter a stockholder intends to bring before the meeting, the notice must include a brief description of the business to be brought before the meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration); the reasons for conducting the business at the meeting and any material interest the stockholder may have in such business; the stockholder’s name and address as it appears in our records; the number of shares of Masco Common Stock owned by the stockholder; and a representation as to whether the stockholder is a part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the outstanding Masco Common Stock required to approve or adopt such proposal or if the stockholder intends to otherwise solicit proxies from stockholders in support of the proposal.
      Stockholders wishing to nominate a Director candidate or candidates for election to the Board at the 2007 Annual Meeting of Stockholders must submit the following information no later than February 21, 2007 to: Eugene A. Gargaro Jr., Corporate Secretary, Masco Corporation, 21001 Van Born Road, Taylor, MI 48180: (a) the name and address of the stockholder who intends to make the nomination or nominations and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of Masco entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations is or are to be made by the stockholder; (d) such other information regarding each nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Board of Directors; and (e) the written consent of each nominee to serve as a Director of Masco if elected.
DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS
      The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.
      We have been notified that certain intermediaries will utilize this procedure for our proxy materials and the 2005 Annual Report. Therefore, only one Proxy Statement and Annual Report may have been delivered to multiple stockholders sharing a single address. Stockholders who wish to opt out of this procedure and receive separate copies of the Proxy Statement and Annual Report in the future, or stockholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or us at the address and telephone number below.
      We will promptly deliver a separate copy of the Proxy Statement for the 2006 Annual Meeting or 2005 Annual Report upon oral request to our Investor Relations Department at (313) 274-7400, written request to Investor Relations, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180 or e-mail request to webmaster@mascohq.com
OTHER MATTERS
      The Board of Directors knows of no other matters to be voted upon at the meeting. If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

By Order of the Board of Directors

Eugene A. Gargaro, Jr.
Secretary
Taylor, Michigan
April 7, 2006

Appendix A
MASCO CORPORATION DIRECTOR INDEPENDENCE STANDARDS
      As specified in Masco’s Corporate Governance Guidelines, a majority of the Board shall qualify under the independence and experience requirements of applicable law and the New York Stock Exchange (NYSE). The Board will make a determination regarding the independence of each director annually based on all relevant facts and circumstances at the time the determination is made. The Board, pursuant to the recommendation of the Corporate Governance and Nominating Committee, has also adopted the following categorical standards to assist it in making a determination of independence.
      a) A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship.
      b) A director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) is not independent.
      c) (i) A director who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor; (ii) a director who is a current employee of such firm; (iii) a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) a director who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time, is not independent.
      d) A director who is, or whose immediate family member is, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee, is not independent until three years after the end of the employment relationship.
      e) A director who is a current employee, or who beneficially owns more than a 10% equity interest in, or whose immediate family member is a current executive officer, of a corporation, partnership or other business entity, that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues, is not independent.
      f) A director who is, or whose immediate family member is, an executive officer of and is active in the day to day operations of a non-profit organization that has received contributions from the Company (cash, in-kind or in the form of product discounts), that exceed the greater of $1 million or 2% of the organization’s consolidated gross revenues in any of the last three fiscal years is not independent.
      “Immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

A-1

Masco Corporation
Annual Meeting of Stockholders
at Masco Corporate Headquarters
21001 Van Born Road
Taylor, Michigan 48180
[MAP]
From Downtown Detroit (East)

•	Take I-94 west to the Pelham Road exit.
•	Turn right onto Pelham Road and travel to Van Born Road.
•	Turn left onto Van Born Road and proceed to the corporate headquarters.
From Metro Airport (West)

•	Take I-94 east to the Pelham Road exit.
•	Turn left onto Pelham and travel to Van Born Road.
•	Turn left onto Van Born Road and proceed to the corporate headquarters.
From Southfield/ Birmingham (North)

•	Take the Southfield Freeway to the Outer Drive/ Van Born Road exit.
•	Stay on the service drive and proceed to Van Born Road.
•	Bear right onto Van Born Road and proceed to the corporate headquarters.
From Toledo (South)

•	Take I-75 north to the Telegraph Road north exit.
•	Proceed on Telegraph Road north to Van Born Road.
•	Turn right on Van Born Road and proceed to the corporate headquarters.

MASCO CORPORATION	VOTE BY TELEPHONE OR INTERNET 24 HOURS A DAY,
7 DAYS A WEEK UNTIL 5:00 P.M. ON MAY 8, 2006

TELEPHONE 1-866-564-2331		OR	INTERNET https://www.proxyvotenow.com/mas		OR	MAIL

•	Use any touch-tone telephone.		•	Go to the website address listed above.		•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your Proxy Card.
•	Follow the simple recorded instructions.		•	Follow the simple instructions that appear on your computer screen.		•	Return your Proxy Card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares as if you marked, signed and returned the Proxy Card.

If you have submitted your Proxy by telephone or the internet you do not need to mail back your Proxy Card.

If you have chosen to view the Proxy Statement and Annual Report over the internet instead of receiving paper copies in the mail, you can access the Proxy Statement and 2005 Annual Report electronically at the Company’s website, www.masco.com.

1-866-564-2331 CALL TOLL-FREE TO VOTE

☐	▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

If voting by mail, Please sign, date and return this Proxy Card promptly in the enclosed envelope.	☒
Votes must be indicated (x) in Black or Blue ink.
(1)	Election of Directors

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Class III Directors to hold office until the Annual Meeting of Stockholders in
2009 or until their respective successors are elected and qualified.

Nominees:	01 THOMAS G. DENOMME, 02 RICHARD A. MANOOGIAN, 03 MARY ANN VAN LOKEREN
*INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and draw a line through that nominee’s name.

		FOR	AGAINST	ABSTAIN

(2)	Ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for the year 2006.	☐	☐	☐

(3)	In the proxies’ discretion on such other business as may properly come before the meeting.

The shares represented by this Proxy will be voted as specified above. If specifications are not made, the Proxy will be voted FOR the election of all nominees, FOR ratification of independent auditors and in the proxies’ discretion on any other matter that properly comes before the meeting.

S C A N L I N E

Please sign exactly as name appears above. Executors, administrators, trustees, et al. should so indicate when signing. If the signature is for a corporation, please sign the full corporate name by an authorized officer. If the signature is for a partnership or a limited liability company, please sign the full partnership or limited liability company name by an authorized person. If shares are registered in more than one name, all holders must sign.

Date	Share Owner sign here	Co-Owner sign here

If you have chosen to view the Proxy Statement and Annual Report over the internet instead of receiving paper copies in the mail, you can access the Proxy Statement and 2005 Annual Report electronically at the Company’s website, www.masco.com.

Proxy For Annual Meeting of Stockholders to be held May 9, 2006

MASCO CORPORATION

Proxy Solicited on Behalf of the Board of Directors

     The undersigned, hereby revoking any Proxy previously given, appoints RICHARD A. MANOOGIAN and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Masco Common Stock registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Masco Corporation to be held at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 9, 2006, at 10:00 A.M. and at any adjournment of the meeting.
     The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
(Continued and to be signed and dated on the reverse side.)

Mark here if you wish to access the Annual Report and Proxy Statement electronically in the future instead of by mail.	☐

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

MASCO CORPORATION
P.O. BOX 11261
NEW YORK, N.Y. 10203-0261